                                                                    Exhibit 6.26

THIS PROMISSORY NOTE AND THE UNDERLYING COMMON STOCK ("COMMON STOCK") OF FUTUREONE, INC. (THE "COMPANY") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY REGULATIONS PROMULGATED THEREUNDER (COLLECTIVELY, THE "SECURITIES ACT") OR WITH THE SECURITIES AUTHORITIES OF ANY STATE UNDER ANY STATE SECURITIES LAWS AND ANY REGULATIONS PROMULGATED THEREUNDER (COLLECTIVELY, "STATE SECURITIES LAWS"). AS A CONSEQUENCE, NEITHER THIS PROMISSORY NOTE NOR COMMON STOCK MAY BE SOLD, TRANSFERRED, ASSIGNED, MORTGAGED, PLEDGED, LIENED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR DISPOSED OF (COLLECTIVELY, A "TRANSFER") EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


                                 12% CONVERTIBLE
                                 PROMISSORY NOTE

$50,000.00                                                      Phoenix, Arizona
                                                         As of December 28, 1999

FOR VALUE RECEIVED, FUTUREONE, INC., a Nevada corporation with an office at 4250 East Camelback Road, Suite K-192, Phoenix, Arizona 85018-2751 (including its successors and assigns, "Borrower"), hereby promises to pay to the order of Hare & Co., as Trustees for Financial Institutions Retirement Fund with an office at The Bank of New York, Master Trust/Master Custody Department, Floor 12, One Wall Street, New York, New York 10286 ("Lender"), the principal sum of Fifty Thousand Dollars ($50,000) (the "Principal Amount"), with interest on any unpaid balance of such amount from the date of the advance thereof at the rate of interest specified herein, in lawful money of the United States of America and in immediately available funds in accordance with the terms hereof. The unpaid Principal Amount of this 12% Convertible Promissory Note (this "Note"), together with all accrued and unpaid interest hereunder, shall be due and payable on the Maturity Date (as defined below), unless this Note is prepaid in accordance with
Section 3 hereof or converted in accordance with Section 4 hereof. This Note evidences a loan (the "Loan") made by Lender to Borrower in the Principal Amount.

1.       Definitions.

         1.1. Certain Defined Terms. As used in this Note, the following terms have the meanings indicated below:

         "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law or executive order to close.

         "Common Stock" means the $0.001 par value common stock of Borrower.
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         "Conversion Price" means One Dollar ($1.00) per share of Common Stock subject to adjustment as provided in Section 4.

         "Default" means any event which, with the passage of time or the giving of notice, or both, could become an Event of Default.

         "Default Rate" means a rate of interest equal to the Stated Interest Rate plus three (3) percentage points per annum.

         "Disbursement Date" means a date on which the Loan proceeds are funded to or at the direction of Borrower.

         "Dollars" or "$" mean lawful currency of the United States of America and, in relation to any amount to be disbursed or paid under this Note, immediately available funds or such other funds as may be acceptable to Lender in its sole discretion.

         "Event of Default" has the meaning set forth in subsection 6.1.

         "Indebtedness" of any Person means as of the date of any determination thereof, (i) all indebtedness for borrowed money or purchase money financing,
(ii) all indebtedness evidenced by a note, bond, debenture or similar instrument (but only to the extent actually disbursed), (iii) the face amount of all letters of credit and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all payment obligations under any interest rate protection agreements and currency swaps and similar agreements, (v) all indebtedness under capitalized leases, (vi) all obligations to pay money or assume indebtedness in respect of the acquisition of property, securities and other assets, (vii) all obligations in respect of guaranties, (viii) all obligations to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable (directly or indirectly) with respect to any indebtedness or obligation of any Person and (ix) all refundings, renewals, extensions or restatements of any of the foregoing.

         "Maturity Date" means (i) June 28, 2000, or (ii) such other date as the Principal Amount shall become due and payable pursuant to the terms and provisions of this Note or shall have been prepaid or converted in full in accordance with the provisions hereof; provided, however, Borrower may extend the Maturity Date at any time with the prior consent of Lender.

         "Person" means an individual, a corporation, an association, a joint stock company, a business trust, a partnership, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency or political subdivision thereof.

         "Securities Act" means, collectively, the Securities Act of 1933, as amended, and any regulations promulgated thereunder.

         "State Securities Act" means, collectively, the securities law of any State that is applicable to this Note or the Common Stock and any regulations promulgated thereunder.

         "Stated Interest Rate" means simple interest at the rate of twelve percent (12%) per annum.

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         "Taxes" means any and all present and future taxes, levies, imposts, duties, fees, deductions, withholdings or charges of a similar nature imposed or assessed by any country or any political subdivision or taxing authority thereof (but not including any income or franchise taxes of Lender), together with any interest thereon and any penalties with respect thereto.

         1.2. Computation of Time Periods. Unless otherwise provided herein, with respect to the computation of periods of time from a specified date to a later specified date herein, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".

         1.3. Dollar Amounts. All dollar amounts used herein shall mean Dollars.

         1.4. Construction. In this Note, the singular includes the plural, the plural includes the singular, and the word "or" is used in the inclusive sense.

2.       The Loan.

         2.1. Use of Loan Proceeds. The proceeds of the Loan shall be used for the general working capital needs of Borrower.

         2.2. Maturity Date. The Maturity Date for the Loan shall be (i) June 28, 2000, or (ii) such other date as the Principal Amount shall become due and payable pursuant to the terms and provisions of this Note shall have been prepaid or converted in full in accordance with the provisions hereof; provided, however, Borrower may extend the Maturity Date at any time with the prior consent of Lender.

3.       Payments.

         3.1. Payment of Interest.

              3.1.1. Interest Rate; Interest Payment. Interest shall accrue on the outstanding Principal Amount at the Stated Interest Rate: (a) from and including the Disbursement Date through the Maturity Date, and (b) shall be due and payable on the Maturity Date. All interest and fees accruing under the Note shall be computed on the basis of a 360-day year and the actual number of days elapsed.

              3.1.2. Default Interest. Notwithstanding anything to the contrary contained in this Note, if Borrower shall fail to make any payment when due of principal, interest or any other amount owing under this Note, then such principal, interest or other amount shall accrue interest thereon at a rate equal to the Default Rate to the fullest extent permitted by law from the date such payment was due until payment in full of the amount overdue plus such interest thereon.

              3.1.3. Maximum Interest. Anything in this Note to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of any maximum interest rate permitted by applicable law; provided, however, that, to the extent permitted by applicable law, in the event that interest is not collected as a result of the operation of this subsection and interest thereafter payable pursuant to this Note shall be less than such maximum amount, then such interest thereafter payable shall be increased up to such maximum amount to the extent necessary to recover the

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amount of interest, if any, theretofore uncollected as a result of the operation of this subsection. In determining whether or not any interest payable under this Note exceeds the maximum rate permitted by applicable law, any non-principal payment, except payments specifically stated to be "interest", shall be deemed, to the extent permitted by applicable law, to be a fee, expense reimbursement or penalty, rather than interest.

         3.2. Payments of Principal.

              3.2.1. Maturity. Subject to subsection 3.6 hereof, the unpaid balance of the Principal Amount, together with all accrued and unpaid interest, and all other amounts payable under the Note, shall be due and payable in full on the Maturity Date.

              3.2.2. Prepayment. Subject to subsection 3.6 hereof, (i) Borrower may at any time prior to the Maturity Date prepay all or any portion of the Principal Amount without penalty, upon ten (10) days advance notice to Lender specifying the date and amount of such repayment; and (ii) Borrower's notice of prepayment, once given, shall obligate Borrower either (a) to make the prepayment on the date specified therein or (b) pay Lender's reasonable out-of-pocket costs and damages incurred as a result of Borrower's failure to make such prepayment on the date specified for such prepayment.

         3.3. Manner of Payments. Each payment of principal of and interest on this Note shall be made by check of Borrower or by transferring the amount thereof in Dollars in immediately available funds via the Fedwire or intra-bank account transfer, not later than 5:00 p.m., Phoenix, Arizona time, on the date on which such payment shall be due. Each such payment shall be made without setoff, offset, deduction or counterclaim.

         3.4. Extension of Payments. If any payment from Borrower to Lender under this Note shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next following day which is a Business Day and such additional time shall be included in the computation of interest.

         3.5. Application of Payments. Lender shall have the absolute right to determine the order in which payments received by Lender under this Note shall be applied to the amounts which are then due and payable under the Note, regardless of any application designated by Borrower; provided, however, that, unless and until the occurrence of an Event of Default hereunder, all payments, including, without limitation, all prepayments, shall be applied first against any fees or expenses due and payable to Lender under this Note, second, to the payment of delinquency or late charges, third, to interest due and payable on the Loan, and fourth to repay the Principal Amount.

         3.6. Optional Conversion of Note and Notice Thereof. Anything contained in this Section 3 to the contrary notwithstanding, in the event that Borrower shall give Lender notice of prepayment, Lender may, within five (5) Business Days following the giving of such notice, elect to convert the entire unpaid Principal Amount of this Note and any accrued interest outstanding pursuant to
Section 4 hereof.

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4.       Conversion.

         4.1. Conversion Privilege. Prior to the Maturity Date, Lender may, subject to subsection 3.6 hereof, at any time convert all or part of the indebtedness evidenced by this Note, including accrued interest, into Common Stock (a "FutureOne Common Stock Conversion"). The number of shares of Common Stock issuable upon a FutureOne Common Stock Conversion shall be determined as follows: Divide the Principal Amount and accrued interest to be converted by the Conversion Price in effect as of the date of such FutureOne Common Stock Conversion. Borrower will deliver to a holder so converting a check in payment for any fractional share of Common Stock.

         4.2. Conversion Procedure. To effect any FutureOne Common Stock Conversion, Lender shall (i) provide Borrower with ten (10) business days advance written notice to Borrower specifying the date and amount of such conversion and the name in which the Common Stock shall be issued (if the name is other than that of Lender), (ii) furnish any appropriate endorsements and transfer documents reasonably requested by Borrower, (iii) pay any documentary, stamp, transfer or similar tax if required and (iv) deliver a certificate to Borrower in which Lender certifies that (a) Lender is an "accredited investor" as defined in the Securities Act, (b) Lender acknowledges that the Common Stock to be issued to Lender have not been registered under the Securities Act or any State Securities Laws and (c) Lender is acquiring the Common Stock to be issued to Lender for investment and not with a view to the resale, subdivision, distribution or fractionalization thereof and that Lender agrees that such Common Stock may not be sold, transferred, assigned, mortgaged, pledged, liened, hypothecated or otherwise encumbered or disposed of (collectively, a "transfer") except pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to Borrower to the effect that such registration is not required.

         4.3. Adjustment for Change in Common Stock. If Borrower:

              (i) pays a dividend or makes a distribution on its Common Stock in Common Stock;

              (ii) subdivides its outstanding Common Stock into a greater number of Common Stock;

              (iii) combines its outstanding Common Stock into a smaller number of Common Stock;

               (iv) makes a distribution on its Common Stock in property other than cash;

              (v) issues by reclassification of its Common Stock any additional Common Stock; or

              (vi) Borrower grants rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the Conversion Price;

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then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that Lender thereafter may receive the number of shares of Common Stock which Lender would have owned immediately following such action if Lender had converted the Loan immediately prior to such action.

         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination, reclassification or grant of rights or warrants.

         If after an adjustment Lender upon any such conversion receives securities of two or more series or classes of securities of Borrower, Borrower shall determine the allocation of the adjusted Conversion Price between the series or classes of securities. After such allocation, the conversion privilege and the Conversion Price of each series or class of Common Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4.

         4.4. When Adjustment May Be Deferred. No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least five percent (5%) in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

         All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100th of a Common Stock, as the case may be.

         4.5. When No Adjustment Required. No adjustment need be made for a transaction referred to in subsection 4.3 if Lender is to participate in the transaction on a basis and with notice that Borrower determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

         No adjustment need be made for rights to purchase Common Stock pursuant to a plan for reinvestment of dividends or interest.

         4.6. Notice of Adjustment. Whenever the Conversion Price is adjusted Borrower shall promptly mail to Lender a notice of the adjustment.

         4.7. Voluntary Reduction. Borrower from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days and if the reduction is irrevocable during the period.

         Whenever the Conversion Price is reduced, Borrower shall mail to Lender a notice of the reduction. Borrower shall mail the notice at least fifteen (15) days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect.

         A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of subsection 4.4.

         4.8. Reorganization of Borrower. If Borrower is a party to a consolidation or a merger, or if Borrower transfers or leases all or substantially all of its assets, which event reclassifies or

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changes Borrower's outstanding Common Stock, Lender will have the right to convert the Loan only into the kind and amount of securities, cash or other assets which Lender would have owned immediately after the consolidation, merger, transfer or lease if Lender had converted the Loan immediately before the effective date of the transaction.

         4.9. Borrower's Determination Final. Any determination that Borrower must make pursuant to subsections 4.4, 4.5, 4.6 or 4.9 is conclusive.

5.       Defaults.

         5.1. Events of Default. The occurrence of any one or more of following shall constitute an "Event of Default."

              5.1.1. Borrower shall fail to pay any interest or principal under this Note within ten (10) business days following the date such amount was due, whether at maturity, by acceleration or otherwise.

              5.1.2. Borrower shall fail to pay any other amount (whether fees, Taxes or otherwise) payable to Lender or any other party under or as required by this Note within ten (10) business days after demand therefor or receipt of notice that such amount was due, whether at maturity, by acceleration or otherwise.

              5.1.3. Borrower shall fail to perform or observe any material obligations, covenants, terms, agreements or undertakings contained in this Note (other than obligations, covenants, terms, agreements or undertakings set forth in subsections 5.1.1 and 5.1.2), and such default shall continue unremedied for a period of thirty (30) days after notice of such default is delivered by Lender to Borrower; provided, however, that if Borrower commences to cure such default during such thirty (30) day period but such default is not susceptible to cure within such thirty (30) day period, such thirty (30) day period shall be extended so long as Borrower is at all times diligently pursuing the cure thereof.

6. Remedies After Default. Upon maturity of this Note and/or the failure to pay the Principal Amount, interest or any other sums due hereunder after the expiration of any applicable notice and/or cure period and/or the occurrence of any other Event of Default, Lender may, at its option, exercise all rights and remedies to which it may be entitled under this Note at law or in equity, including, without limitation, the right to declare the Principal Amount, all interest thereon and all other amounts payable under this Note to be immediately due and payable.

7.       General Provisions.

         7.1. Assignment. This Note is a continuing obligation and shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and assigns. Notwithstanding the preceding sentence, Lender may not sell, transfer, assign, mortgage, pledge, lien, hypothecate or otherwise encumber or dispose of this Note or any Common Stock into which this
Note is convertible, except pursuant to the terms, provisions and conditions of this Note.

         7.2. Costs; Expenses. Borrower agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable fees and expenses of counsel of and for

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Lender) in connection with the amendment, modification, extension, or enforcement of this Note and any other documents to be delivered hereunder.

         7.3. Severability. Every provision of this Note is intended to be severable, and if any term or provision hereof shall be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality, or unenforceability in any jurisdiction shall not affect the validity, legality, or enforceability of any such term or provision in any other jurisdiction.

         7.4. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Arizona without regard to the principles of conflicts of laws.

         7.5. Entire Agreement. This Note and any other documents executed in connection herewith and therewith contain the entire understanding of and supersede all prior representations, warranties, agreements, arrangements, understandings and negotiations, written and oral, between Lender and Borrower with respect to the subject matter hereof and shall not be modified except in writing executed by the parties hereto.

         7.6. Waivers. Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands (other than any notices or demands which cannot be waived by operation of law) in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to any or all delays, extensions of time, renewals, release of any party, and of any available security therefor, and any and all waivers that may be granted or consented to by Lender with regard to the time of payment or with respect to any other provision of this Note, and agrees that no such action, delay or failure to act on the part of Lender shall be construed as a waiver by Lender of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto.

         7.7. Amendment; Waiver. No amendment, modification or waiver of any provision of this Note, and no consent to any departure by Borrower therefrom, shall in any event be effective unless the same be in writing and signed by Lender and Borrower. Any waiver of any provision of this Note, and any consent to any departure by Borrower or Lender therefrom, shall be effective only in the specific instance and for the specific purpose for which given. Neither failure nor delay on the part of Lender to exercise any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. The rights herein provided are cumulative and not exclusive of any rights provided by law.

         7.8. Notices, Etc. All notices, approvals, demands, consents and other communications ("notices") provided for or otherwise given hereunder shall be in the English language, in writing, and shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy with electronic confirmation to the numbers set forth below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid and return receipt requested, as follows:

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
         To Borrower:               FutureOne, Inc.
                                    4250 East Camelback Road, Suite K-192
                                    Phoenix, Arizona 85018-2751
                                    Attention: President
                                    Telephone: (602) 852-9725
                                    Telecopier: (602) 522-8714

         To Lender:                 Hare & Co., as Trustees
                                    for Financial Institutions
                                    Retirement Fund
                                    One Wall Street, 12th Floor
                                    MT/MC Dept.
                                    New York, New York 10286
                                    Attention:  Ms. Elba Montero
                                    Telephone: (212) 635-8225
                                    Telecopier: (212) 635-7999/(212) 635-8159

or, as to each party, at such other address or telecopier number as shall be designated by such party in a written notice to the other party. All such notices shall be effective as set forth above and shall be effective against the party to which it is sent irrespective of whether copies have been sent to other parties.

         7.9. Headings. The headings contained in this Note are for convenience of reference only and shall not affect the construction hereof.

         7.10. Drafting. Borrower acknowledges that Borrower and Lender and their respective counsel have reviewed and revised this Note, and Borrower agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of any of this Note.

         7.11. No Third Party Beneficiaries. Nothing in this Note shall confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Note.

         7.12. Non-Recourse. Notwithstanding anything to the contrary contained in this Note, no individual member, partner, officer, or director of Borrower or the manager or managers of Borrower shall have any personal liability for the obligations of Borrower hereunder, but, rather, the terms, covenants, provisions and obligations contained in this Note as made are only intended to bind Borrower and the assets of Borrower as the same may exist from time to time. The foregoing shall not diminish or release any of the obligations of Borrower hereunder.

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         IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.


                                         FUTUREONE, INC.,
                                         A NEVADA CORPORATION



                                         By:      /s/ Earl J. Cook
                                            ------------------------------------

                                         Its:     President
                                             -----------------------------------

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